FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

Bioanalytical Systems, Inc. Reports Financial Results for Fiscal 2010

WEST LAFAYETTE, Ind., December 22, 2010—  Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for the three and twelve months ended September 30, 2010.

 Revenue decreased 13.1% in the fourth quarter of fiscal 2010 to $7.4 million compared to revenue of $8.5 million for the same period in fiscal 2009. Service revenue declined 14.3% to $5.8 million and Product revenue declined 8.5% to $1.6 million. The net loss for the fourth quarter of fiscal 2010 was $0.3 million, or $0.06 per basic and diluted share, compared to a net loss of $1.4 million, or $0.29 per basic and diluted share, for the fourth quarter of fiscal 2009.

Revenue decreased 9.5% in fiscal 2010 to $28.8 million compared to revenue of $31.8 million in fiscal 2009. Service revenue declined 9.5% and Product revenue declined 9.3% from the prior fiscal year to $21.9 million and $6.9 million, respectively. The net loss for fiscal 2010 was $2.7 million, or $0.55 per basic and diluted share, compared to a net loss of $5.5 million, or $1.11 per basic and diluted share, for fiscal 2009. Included in the net loss for fiscal 2010 were one-time costs such as severance and retirement payments as well as lease settlement costs.  In fiscal 2009, we also had one-time costs such as severance payments and a non-cash impairment charge of $472,000 eliminating the goodwill of the Company’s UK subsidiary.  The revenue decline in fiscal 2010 stems mainly from study delays, price declines and spending reductions by our customers as part of their overall cost savings initiatives.

Although our revenues for the current fiscal year were less than our prior fiscal year, our revenues increased 16% in the second half of the current fiscal year from the first half.  This increase is the result of increased proposal opportunities and acceptance rates for our Service revenues as well as slightly increased capital spending by Product customers in the second half of the current fiscal year.  Selling, general and administrative costs decreased $1.0 million, or 21%, in the second half of the current fiscal year following one-time costs, such as severance and retirement payments for employees and lease settlement costs, incurred in the first half of the year.  The reduction in the current fiscal year’s net loss of nearly 51% compared to the prior year’s loss is due mainly to a combination of the revenue increase in the second half of the year as well as the cost control measures implemented during our second fiscal quarter.  One such control was a reduction in work force, through both attrition and terminations, impacting all areas of operations, reducing our annual compensation expense.

The Company negotiated an amendment to two of its loan agreements with Regions Bank (“Regions”), on November 29, 2010.  Regions agreed to accept a $500,000 principal payment on a note with $1.1 million of principal maturing on December 18, 2010 and a $500,000 principal payment on another note with $1.3 million of principal maturing on February 11, 2011.  The unpaid principal on the notes will be incorporated into a replacement note maturing in November, 2012.
Anthony Chilton, Chief Executive Officer, stated, “The past fiscal year was one of significant challenges for us.  Though we experienced lower demand for our products and services, significant project delays and pricing concessions for our services in the first half of the current year primarily due to the general economic conditions, we continue to believe in the fundamentals of the CRO market.  We experienced a stronger demand in the second half of the current year for our products and services and expect to see slow but continued improvement in the new year. For fiscal 2011, we remain focused on maximizing cash flow as well as on sales execution, operational performance and building strategic partnerships with pharmaceutical and biotechnology companies.”

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services,  the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(in thousands, except  per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
Service revenue	$5,772	$6,736	$21,864	$24,158
Product revenue	1,633	1,785	6,917	7,626
Total revenue	7,405	8,521	28,781	31,784

Cost of service revenue	4,711	5,183	18,574	20,959
Cost of product revenue	713	788	2,874	3,221
Total cost of revenue	5,424	5,971	21,448	24,180

Gross profit	1,981	2,550	7,333	7,604
Operating expenses:
Selling	607	727	2,665	3,296
Research and development	112	170	546	762
General and administrative	1,289	1,909	6,119	7,674
Impairment loss	—	—	—	472
Total operating expenses	2,008	2,806	9,330	12,204

Operating loss	(27)	(256)	(1,997)	(4,600)

Interest expense	(242)	(193)	(1,028)	(1,063)
Other income	1	—	1	3
Loss before income taxes (benefit)	(268)	(449)	(3,024)	(5,660)

Income taxes (benefit)	11	967	(333)	(197)
Net loss	$(279)	$(1,416)	$(2,691)	$(5,463)

Basic net income (loss) per share:	$(0.06)	$(0.29)	$(0.55)	$(1.11)
Diluted net income (loss) per share:	$(0.06)	$(0.29)	$(0.55)	$(1.11)

Weighted common shares outstanding:
Basic	4,915	4,915	4,915	4,915
Diluted	4,915	4,915	4,915	4,915

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